CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Undiscovered Managers Funds of our report dated August 27, 2026, relating to the financial statements and financial highlights of Undiscovered Managers Behavioral Value Fund, which appears in Undiscovered Managers Funds’ Certified Shareholder Report on Form N-CSR for the year ended June 30, 2026. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 19, 2026